Exhibit 99.2

Q2-2003 Earnings Conference Call Transcript

July 24, 2003

2:30 pm Pacific Time

Operator:	Good afternoon. My name is Casey and I will be your conference facilitator today. At this time I would like to welcome everyone to the Autobytel Inc. Second Quarter Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Now I will turn the call over to Hoshi Printer, Executive Vice President and CFO of Autobytel Inc. Mr. Printer, you may begin your conference.

Hoshi Printer:	Thank you Casey. Good afternoon and thank you for joining us today to discuss Autobytel’s earnings for the second quarter of fiscal year 2003. With me is Jeffrey Schwartz, President and CEO of Autobytel. We will begin with highlights of the quarter and a review of the financials. Jeffrey will discuss the business and then we will open up the call for questions.

Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are covered by the Safe Harbor statement contained in today’s press release. We would like to caution you that actual events or results may differ materially from those forward-looking statements.

We refer you to documents the company has filed with the SEC, specifically the Form 10-K for the year ended December 31, 2002. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Jeffrey.

Jeffrey Schwartz:	Thank you Hoshi and welcome to Autobytel’s second quarter conference call. I’m pleased to report continued progress in the financial performance of the company. Today we report Q2 revenue of $21.7 million and net income of $1.1 million or 3 cents per share.

During the quarter revenue increased sequentially by 7% while net income increased by 29%, further demonstrating the unique leverage and financial benefits of our business model.

The balance sheet remains strong with approximately $52 million of cash and no debt. We doubled our cash generation during the quarter to $2.3 million and raised approximately $25-1/2 million in a private placement.

The second quarter represented an important milestone for Autobytel, delivering record revenue and net income. During the quarter we continued to drive many of our operating metrics and we made some very important strategic advances that further solidify our position as a leader in the automotive marketing services category.

From an operating standpoint, we increased the number of franchises in the lead referral and CRM areas of the business and the unit economics in those categories continued their favorable trend. Dealers are up, pricing is up, gross margin is up, and revenue is up. Hoshi will update you in greater detail in a moment.

On the strategic side, we completed the acquisition of Applied Virtual Vision and strengthened our balance sheet. AVV is the clear leader in automotive CRM with several thousand dealers and multiple OEMs and major dealer groups using its products and services.

Integrating it into our product offering has already proven to be highly beneficial. And I think you will see us continue to leverage this great asset and use it to drive growth rates and reinforce our competitive position.

Raising additional capital with high quality long term investors and producing strong cash flow will further enable us to execute our strategic growth plan in the coming quarters.

We have told you in the past that we see considerable strategic opportunity in the marketplace. Having a strong balance sheet and growing cash flow reinforces our belief that we will be able to capitalize on this opportunity in the near term.

The progress we are making today leads me to be bullish on the second half of the year and beyond. After Hoshi reviews the quarter and outlook for balance of the year, I will highlight key business trends and give you more color on our business strategy and the AVV acquisition. Hoshi.

Hoshi Printer:	Thank you Jeffrey. We are pleased with the financial results we announced today. As Jeffrey noted, we grew revenue 7% sequentially to $21.7 million and net income 29% sequentially to $1.1 million or 3 cents a share. The net income margin improved to 5% during the quarter.

We had two major events this quarter and as I discuss the financials I will describe their impact. The first event was the acquisition of AVV and the second was the private placement.

The AVV acquisition was consummated on June 4 and the private placement on June 24. From a practical standpoint, AVV financials included here represent one month of operations and the private placement affected the quarter ending cash balance. I will also provide guidance during my comments.

Let me begin with cash. We started the quarter with $28.8 million in cash. We generated $2.3 million from operations, used $4.8 million in acquiring AVV, and raised a net of $25.6 million in the private placement.

The cash balance at the end of Q2 was $51.7 million. Jeffrey will discuss the potential strategic use of the proceeds from the private placement. We expect to generate cash in each of the remaining two quarters and we also estimate that cash generation in the second half will be higher than in the first.

Because of the two events it may be instructive to talk about the impact on the share count. We began the quarter with 31.3 million shares outstanding, issued 711,000 in the AVV transaction, and issued 5 million shares in the private placement ending the quarter with 37 million shares outstanding. We expect fully diluted share count to be approximately 39.5 million shares in the near term.

Revenues for the quarter were $21.7 million, a sequential increase of 7%, and the highest in the history of the company. Included were about $400,000 in revenues from AVV. The reported revenue are in four categories as you see in the press release. However, over the last several quarters the business has evolved and with a change in the product mix it may be more useful to discuss the business in three product areas— lead referrals, advertising, and OEM.

Lead referral is the largest and encompasses the generation of new and used car sales for individual dealers, dealer groups, and automotive manufacturers. Advertising revenue is fairly straight forward with most of the revenue coming from the 28 OEM brands that advertise on our sites. CRM includes both RPM and the products acquired in the AVV acquisition.

Let me begin with lead referral. In the second quarter 20 million unique visitors came to our sites and more than a million consumers submitted their leads. About 15% of those leads were eliminated during our rigorous quality control process. We could not fulfill about 100,000 leads because we did not have a dealer in the area to satisfy the consumer.

After all of this, we sent 790,000 leads to 20,900 franchises on the program—about 5,000 through the retail channel and the remaining through the OEM and major dealer group channels.

We have been consistently sending about 800,000 leads to the dealers for the last four quarters. Of the 790,000 leads this quarter about 575,000 were delivered to our retail dealers and the remaining to the dealers through OEMs and dealer groups.

We are pleased that we have been able to maintain the rate of 800,000 leads a quarter in the face of declining automotive Internet site traffic and automotive sales in the first half of 2003.

Let me now provide you some metrics on the consumers that we sent to the retail dealer network. The revenue per purchase request increased 10%

sequentially from $21.23 in Q1 to $23.48 in Q2 and the corresponding increase in monthly dealer fees from $820 in Q1 to $890 in Q2.

You may recall that in the last quarter I indicated to you that the revenue per purchase request had remained flat because the used car volume per purchase request was up by 40% but we could not monetize the increased volume. That imbalance was corrected in the second quarter which resulted in a 10% increase in revenue per purchase request.

From a profitability standpoint, we are acutely interested in the gross margin per purchase request. That metric increased by 13% sequentially to about $15.

Operationally, we feel confident about lead generation and we are cementing that confidence with realigning and expanding the sales force. To use a sales expression, “we are putting more feet on the street” to have more face time with the dealers.

The new sales representatives are both energetic and tech savvy. Their focus will be on retention, up-selling, and to expand the dealer network so we can place the 100,000 unsold leads. We expect to complete the realignment this quarter.

During the quarter revenue from lead referrals were $15.5 million representing a sequential increase of 6% from the $14.6 million level in Q1. We expect that the second half revenue from lead referral will increase by 5% over the first half.

The second area is web site advertising. Advertising revenue hit the $3 million quarterly mark for the first time and represented 13% of total revenues. The 2003 budgets of our advertising customers were fixed last year and as Jeffrey will discuss we are just beginning to get a sense of the spending level for 2004.

We have reasonable visibility for the second half and we believe that the second half revenue will match the first half. It may be instructive to note here that if our projections materialize, advertising revenue for the full year 2003 will register a 40% plus increase over 2002.

The third area is CRM tools and services which includes RPM, the AVV products, and Autobytel’s sales management tool, i-Manager. RPM grew sequentially by almost 40% and is expected to grow about 25% a quarter for the second half of this year. During the second quarter, RPM registered 85 new dealers, activated 63 dealers, and now has 40 in the pipeline awaiting activation.

We indicated to you in the press release on the AVV acquisition that we expect that revenue in the second half to be in excess of $3 million. During this quarter revenues from CRM tools and services were about 13%.

The balance of the revenues of around 5% came from data services and other products. We have now successfully completed the relocation of our AIC business from Massachusetts to Irvine and we expect to see the synergies in the second half of the year.

Overall we expect to exit 2003 on a revenue run rate of approximately $95 million.

Turning to expenses, overall expenses increased from $19.5 million in Q1 to $20.7 million in Q2. About 1/3 of that increase was due to costs associated with the AVV acquisition and the private placement, 1/3 due to the relocation of AIC from Massachusetts to Irvine, and 1/3 was due to the higher cost of purchase requests.

Regarding the headcount, we added 65 people during the quarter, most of them associated with AVV, and ended the quarter at 317. We expect some rationalization in the AVV/Irvine workforce starting in the third quarter to migrate capabilities and competencies to the appropriate locations.

We expect second half expenses, excluding depreciation and amortization, will be in the range of $42 million to $43 million to reflect inclusion of AVV cost structure, higher variable traffic costs commensurate with the revenue increases, and certain resources in IT for integration and product development.

Capital expenditures in Q2 were $115,000. Additionally we acquired $880,000 of AVV assets. In the second half we expect to spend about $1.1 million on cap ex, $400,000 on normal hardware and software, and $700,000 related to AVV and integration related expenses.

The DSO increased from 31 days in Q1 to 35 days in Q2 reflecting the AVV receivables. As I mentioned previously, we are comfortable with the range of about 35 days DSO.

To summarize the financials, we forecast that net income in the second half of 2003 will increase over 50% versus the first half. We also expect that net cash provided by operations will increase in the second half of the year. Jeffrey will now highlight key business trends and update you on the Autobytel business strategy. Jeffrey.

Jeffrey Schwartz:	Thank you Hoshi. As you can see we continue to make quarterly progress in the financial performance of the company. We are settling into a rhythm of profitability and are beginning to experience the unique operating leverage and financial benefits of our business model.

Let me briefly reinforce a few key trends for the quarter. First, the overall number of dealer relationships at Autobytel continues to grow. We added over 900 franchises to our lead referral business, reflecting the addition of Mazda during the quarter and the continued improvement of our dealer retention efforts.

During the quarter, over 40% of the individual dealer additions were repeat customers, reinforcing my strong belief that dealers will continue to come back to Autobytel. The quarter ending count in this category was approximately 20,900 franchises.

In the CRM business, we added over 3,000 franchises to the program with the acquisition of AVV. Additionally, 1,800 franchises use our RPM and i-Manager products so we now serve approximately 4,800 franchises in this growing and strategically significant area of the business.

The unit economics of those relationships continued to improve. In the retail portion of our lead referral business for example, the average revenue per dealer increased sequentially by $70 and the average revenue per purchase request increased to $23.50.

Gross margin per purchase request increased to $15 during the quarter which represents a 13% sequential increase and 45% year over year improvement. Close rates continued their upward trend.

So, a review of the key drivers in the lead referral area underscores that we are executing our business plan. We grew revenue in this category by

$900,000 sequentially. Dealers are up, pricing is up, gross margin is up, and average fees are up.

Our strategy of driving close rates, increasing customer support, and better leveraging our marketing tools with dealers appears to be supporting our overall pricing and business strategy in this area.

Additionally we continue to make strides in growing a diversified revenue stream. On a run rate basis, while 69% of our revenue came from referring qualified car buyers to dealers, about 13% was CRM revenue and 13% was advertising revenue. The balance of revenue, around 5%, came from data and content services and other products.

These categories have grown a combined 33% year over year and represent important growth areas for the business going forward.

In this context, a major performer has been web site advertising. During the quarter we had 28 brands advertising on our sites and we generated $3 million in revenue which is the highest reported in the company’s history and an 85% improvement year over year. CPMs averaged $40 during the quarter which is a doubling of CPMs from the second quarter of last year.

As I have noted in the past, OEMs currently spend less than 2% of their budgets online. According to analysts, that number is expected to increase to 6% by 2007, making automotive the largest online advertising category at $1.8 billion.

We see signs of this commitment developing today. The 2004 media up front has commenced in earnest and it is clear that many automotive manufacturers are increasing their commitment to interactive marketing. Our discussions thus far lead us to be optimistic about the category in general and the Autobytel opportunity in particular.

Our CRM business which includes RPM, AVV, and i-Manager continues to show immediate strength and long term potential. RPM becomes more strategic and financially significant to Autobytel each day.

Consumers spend 97% of their time during the ownership life cycle maintaining their car. So having a best in class product that allows dealers to market to their customers during this phase is very important when mapping our product strategy to the economic opportunity of the industry.

Revenue increased for RPM by almost 40% sequentially and dealer cancellations remain low. I am highly confident that we have the right product and business strategy in this area.

Turning to AVV, it is important to again review the Autobytel business strategy to properly understand the strategic nature of this acquisition. As you have heard me say in the past, Autobytel is an automotive marketing services company. This category operates along a continuum and begins for us when a consumer enters the market for a new or used car.

About 2/3 of these consumers log on to the Internet to begin their process, principally to do research, and an increasing number of these consumers use the Internet to transact as well. But the transaction does not stop on the Internet. In fact, that is where it begins.

In order to effectively prosecute this sale, dealers must have best in class CRM marketing and sales management tools. Dealers that have these tools in place can double their close rates, half their customer acquisition costs, and ensure that the consumer has a terrific car buying experience.

Happy consumers are more inclined to come in for service. And those who have a service relationship with the dealer are seven times more likely to buy their next car from that dealer. So you can see that the dealer has an important economic interest in making this process work from the beginning.

In order to effectively deliver this continuum of service a dealer may need as many as a dozen different vendors. This is a considerable challenge for the dealer but a terrific opportunity for Autobytel. Autobytel can offer dealers a more complete solution, eliminating the inevitable headaches that come with multiple vendors and incompatible technologies.

So AVV was an important acquisition for Autobytel because it improves return on investment for dealers which further supports our pricing strategy in the marketplace and the overall stickiness of our products in the dealership.

Adding to this is the capability that AVV brings to Autobytel in the downloading of inventory, sales, and service data from the dealer’s own management system. Having daily access to inventory will help us drive the used car side of the business. Having access to sales data will help us further demonstrate return on investment for dealers and give us business model flexibility going forward.

Our model could be augmented to include a transaction fee as well as a referral fee with this capability. And having access to service data will prove highly strategic for us as we grow the RPM portion of our business. The strategic environment provides considerable market share and market development opportunities for Autobytel.

So expect us to use our strong balance sheet and capital resources to continue to make prudent acquisitions. Your expectation as investors should be for accretive deals that add to earnings and the strategic position of the company in this category.

We remain confident that we have the right strategy, organizational discipline, and sense of urgency. We are actively assessing opportunity and hope to complete another acquisition in the second half of this year.

I told you in the past that a considerable amount of operating leverage exists in the Autobytel business model. Last quarter we grew in net income at more than four times the rate of revenue. So the leverage is real and it’s starting to kick in.

Further to this point, I would like to give you an example of how our vast database contributes to the leverage in our business model. Autobytel collects considerable amounts of vehicle demand data each day when consumers visit our site to research, configure, compare, and buy cars.

A recent report by Forrester highlighted the need for automotive manufacturers to move from a supply driven business model to one that correlates production with real time demand.

So we’re working on a project to analyze our demand data with the purpose of creating a demand dashboard for the OEMs. This could be quite sizeable given that OEMs spend in excess of $30 billion annually on rebates and incentives to move inventory that does not correspond to real time consumer demand.

One brief note about the automotive retail environment. During the first half automotive sales dropped by about 2% year over year as war, worry,

.	weather, and a sluggish economy took its toll. Projections for the second half are more optimistic with J.D. Power indicating that sales should accelerate a bit.

We remain very confident of executing our business plan in this retail environment and continue to feel that we benefit from a series of broad, secular trends such as Internet and broadband adoption, increasing online shopper-to-buyer conversion rates, and continued OEM and dealer adoption of the Internet as a viable marketing channel.

In closing, I feel bullish about the second half of the year and beyond. We expect to exit the year with a revenue run rate of approximately $95 million and increase net income by over 50% in the second half. Cash flow should increase in the second half as well. These results could improve with another acquisition.

As always, I remain thankful for the patience and support of investors. I told you that our near term goal was to get the business to double digit EBITDA margins. Well we feel that goal is well within reach now and once we achieve this, I anticipate setting an even loftier goal for the company in 2004.

Thank you very much and I’ll now open it up to any questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Andrew Lahde with Roth Capital.

Andrew Lahde:	Good afternoon.

Jeffrey Schwartz:	Hey Andrew, how are you?

Andrew Lahde:	Good, how are you?

Jeffrey Schwartz:	Doing well, thank you.

Andrew Lahde:	First question would be I think it’s important to investors to understand what your acquisition strategy is. Although you and I spoke about this a week or so ago, if you could explain a little bit I think it would be helpful to both current investors and potential investors.

Jeffrey Schwartz:	Yeah, I think I began that discussion on this call but it’s really quite simple. We see an acquisition strategy that pursues both a market share strategy and a market development strategy. And this is what I mean by that.

There are other businesses that are operating in our core business, the lead referral business which encompasses about 70% of our revenue, that are doing automotive content and lead generation on the Internet. We view there to be strategic opportunity in that category and obviously the leverage is enormous when we do a transaction like that. Autoweb would be a transaction that would be illustrative of a market share deal.

The AVV transaction would be more of a market development deal for us where we extend our products and services deeper into this automotive marketing services continuum.

So, you know, there—as I indicated in my script, in order to effectively prosecute a sale a dealer may need as many as a dozen different vendors Andrew, and it’s quite complex to be a dealer today to try and have an effective marketing program.

So by extending our services and creating end-to-end solutions, completely integrated products, we think that’s very compelling. And with a strong balance sheet, we think very strong, and improving cash flow in the second half of the year we think we’ll be able to execute that strategy.

Andrew Lahde:	Okay, and with AVV, are you—do you see costs coming out of that? The costs that you mentioned, $42 million to $43 million for the second half, is that right?

Jeffrey Schwartz:	Yeah, that’s the case. You know, it works both ways. We’ve already recognized some cost synergy but we will make some investment in the business to fully integrate it during the third quarter Andrew.

So, you know, what we’re going to do is we’re going to be bringing a lot of the infrastructure back onto our infrastructure platform that will require some resource investment. But over time the synergy in savings will be—will pay for it.

Andrew Lahde:	Okay, and can you talk about how you got CPMs to $40 and where you see them going in the future?

Jeffrey Schwartz:	It’s really an issue—an issue of supply and demand Andrew. We have the greatest number of end market car buyers and only a certain number of pages that we can offer to the manufacturers. So, you know, it’s sort of a perfect market, you know, working its course. It’s that plus as I said, the manufacturers continue to spend more and more money online and we’re going to benefit from that trend.

The other thing, frankly, to give ourselves more credit also is we’ve done a terrific job I think on the product side. We’ve created a product called Dynamic Content that’s a totally dynamic marketing model that allows dealers to—allows manufacturers to target their messages and products like the OEM showcase and a number of other products that are in the mix right now.

So we’ve done a good job on the product side, you know, we are uniquely positioned as the number one or two most trafficked automotive site. And that combined with the fact that the manufacturers, you know, they have to be here —2/3 of their consumers are here. So they have to be here and that’s where we get the benefit.

Andrew Lahde:	All right. You said you added 900 dealer franchises in the quarter. How many of those were from Mazda?

Jeffrey Schwartz:	I don’t believe that we’re disclosing that —yeah, we’re not disclosing that uniquely.

Andrew Lahde:	That’s all I had. Thank you.

Jeffrey Schwartz:	Okay, thank you Andrew.

Operator:	Your next question comes from Justin Martos of WPG Farber.

Justin Martos:	Yeah, I just had another question on—regarding the advertising. You said the CPMs were around $40. What were they last quarter? And can you just talk about just a little bit more, I mean, how—you talked about you have a unique space. But how far do you think you are versus maybe some other comps that you’ve looked at?

Jeffrey Schwartz:	I’m sorry, I didn’t understand that last question Justin.

Justin Martos:	When you look at other comparable sort of sites, you know, specific sites that have a specific targeted audience, I just wanted to see if maybe where that can go.

Jeffrey Schwartz:	Yeah, the CPMs last quarter were running around $32 so we did further optimize the CPM this quarter, they increased a bit.

It’s hard for me to say how we position ourselves—how we come in relative to the other targeted media sites. I know that there are some CPMs in the, you know, $3 or $4 range. We actually have some pages that run—that have CPMs as high as $50 to $70.

So what you’re getting in the $40 number Justin is a blended average across, you know, the most targeted page to sort of the general media across our site.

So there is a recent Jupiter report out that indicates that they expect CPMs to—in this category to crest well above $50. That’s sort of what we see as we think about, you know, where we’re going through the up, ‘04 up front right now, we’re seeing very good CPMs.

Justin Martos:	And then going forward into the September and December quarters, is the—I guess the seasonality—there’s a seasonality factor. Can you quantify that in relation to I guess the number of new models that are being added. You saw some—you saw seasonality last year. Maybe it was just the strength of, you know, refocusing your product last year.

Can you just talk about how you’re thinking about the advertising part with seasonality versus new model inroductions.

Jeffrey Schwartz:	Yes Justin, the way the advertising business works for us is that we’ll typically book about, you know, 75% or 80% of the revenue. We’ll have visibility on 75% to 80% of the revenue going into the year. That’s what we’ll book in the up front. And then what we do throughout the year is optimize that media, deliver that media most importantly, and then shoot for that other 20% to 30% in upside.

So the way this business works, I think Hoshi has described this in the past is that it’s more of a step function rather than just sort of linear, you know, growth each quarter.

So it used to be last quarter we were sort of in the $2 million quarter range. This year I think you can count on seeing a $3 million number throughout the year and then if the trend holds you’ll see a number probably north of $4 million a quarter next year.

Justin Martos:	Okay. And finally, I might have missed this earlier in the call. What was your final program dealer count at the end of the quarter?

Jeffrey Schwartz:	We—Hoshi, do you have that number?

Hoshi Printer:	I do. The final dealer count—I think we talked about it—was about 20,000 dealers including OEMs and the retail channel.

Justin Martos:	Okay, thank you.

Operator:	Your next question comes from Robert Raede of Raede Capital Management.

Robert Raede:	Hi guys.

Jeffrey Schwartz:	Hey Rob, how are you doing?

Robert Raede:	Good, well done, nice job. Of the dealer adds, so maybe I misunderstood this last answer you just gave. I thought I saw somewhere in your report 20,900. Is that right?

Jeffrey Schwartz:	Yeah, that’s 20,900 Robert, you’re right.

Robert Raede:	Okay, so that looks to me like it was up.

Hoshi Printer:	The combined was up, that is correct.

Robert Raede:	Okay, so up about 1000 over prior quarter.

Hoshi Printer:	Because of Mazda, correct.

Robert Raede:	Because of Mazda, okay, all right. Thanks, great. As you guys look at your unique visitor count per media metrics and those guys, 6.6 million average monthly. That’s down from around I think 9 in the first quarter?

Jeffrey Schwartz:	Yeah.

Robert Raede:	Okay. Several other Internet companies in reporting have cast some doubt on the accuracy of the media metrics numbers. I’m just wondering if that 6.6 million tracks at all to your internal logs.

Jeffrey Schwartz:	Yeah, there is a lot of variability in those—in the com score and the Nielsen numbers. But those are the numbers that everybody understands, so we report those. Our business—our internal Omniture numbers track pretty steady growth. So but we feel more comfortable reporting that which everybody knows Rob.

Robert Raede:	Okay, but your internal numbers are showing something maybe a little different from that.

Jeffrey Schwartz:	Yeah, no, we feel pretty good about it. You know, there was, as Hoshi noted, there was a pullback probably in the 7% to 8% range in total automotive Internet traffic during the quarter, but I think that was driven in part—the sequential pullback was driven by the unusually high January. January was exceptionally high for all the automotive Internet sites. We for example received I think 12 million visitors in January.

So the trend is in place. The upward trend is in place. I wouldn’t read too much into this data.

Robert Raede:	Okay, good. Thanks. Program fees were 13.9 versus 13.1 in the prior quarter. That’s a nice jump. Was there any kind of one time thing there?

Hoshi Printer:	There is—well part of it is because as I mentioned, you know, the revenue per purchase request is up. And we also had—there was only probably $100,000 or $200,000 what you might consider one time. But other than that most of it is actual increase in the program fees.

Robert Raede:	Okay.

Hoshi Printer:	Part of it was also driven by AVV, a portion of the AVV goes into the program fees.

Robert Raede:	Okay. Great, thanks. And Hoshi, just right at the end there you mentioned the share count was going to drift up to about 39-1/2 million. Why is that?

Hoshi Printer:	Well it’s the 37 million is the actual shares and then we have to use the treasury method for fully diluted shares. So 39 is the fully diluted share count.

Robert Raede:	Okay, so that’s the right number to use going forward.

Hoshi Printer:	Well yes, for—going forward meaning at least I would say for the next two quarters.

Robert Raede:	Okay, great. Thanks very much.

Hoshi Printer:	Thank you Rob.

Operator:	You have a follow-up question from Justin Martos, WPG Farber.

Justin Martos:	First on the share count, with 39 million for the next two quarters. Where do you see that sort of going into ‘04?

Hoshi Printer:	Justin, what I would say barring any acquisitions, the fully diluted share count as you know varies by what the share price is. As the share price increases, obviously that fully diluted share count will go up. But that’s the barometer as to how much it will go up.

Justin Martos:	Okay, and then finally, regarding the close rates. How much better do close rates get do you think by the end of this year?

Jeffrey Schwartz:	It’s difficult to say, Justin. We took them from basically 16-1/2% to about 17-1/2%. Each percentage improvement is a huge amount of work. We think that with the rolling out the Web Control tool, the AVV tool, that we’re going to have a pretty nice increase here as we try to get that installed across our current install base. So that’s probably the driver to get us to 20%. And I think 20% is well within reason.

The thing that—the opportunity around this in terms of leverage, Justin, is that as we hold the cost of sale constant around $125, we take the close rate up to 20%, that gives us a lot of opportunity for pricing, up probably to even $30 per purchase request.

Justin Martos:	And that 20%, you’re thinking that’s by within four quarters or so, or.

Jeffrey Schwartz:	Well it’s the near term goal, right, so whether it’s you know, two quarters or three quarters or one quarter, it’s hard to say. But that’s what we’re driving towards.

And, you know, if you’ve been following the company for the last year and a half, you know that we’re quite myopically focused on pricing and margin. So we’ve taken the revenue per purchase request from literally $13 to $23 in the last year and a half and we’ve doubled gross margin from $7 to $15.

So those are the fundamentals that we’re focused on. A key way for us to drive those fundamentals is to drive the close rate. We’re focused on it every single day that we come to work. And we’re trying to get to 20%.

Justin Martos:	Okay, thank you.

Operator:	Once again, if you would like to ask a question at this time, please press star then the number 1 on your telephone keypad.

Jeffrey Schwartz:	Okay, I’m not hearing any further questions. I thank you all for …

Operator:	Sir?

Jeffrey Schwartz:	Yes?

Operator:	We do have one question.

Jeffrey Schwartz:	Excellent.

Operator:	Mr. Al Kaschalk of MDB Analytiq.

Al Kaschalk:	Hi Jeff, Hi Hoshi.

Jeffrey Schwartz:	Hey, Al. How are you doing?

Al Kaschalk:	Good. Could you add any further color on the advertising discussions that you’re seeing right now given your comments about the automotive market increasing more online presence?

Jeffrey Schwartz:	Yeah, I mean, I can give you some general comments Al. You know, I’ve told you in the past that over the last couple of years the media up front has been pushed further and further up front, meaning a couple of years ago used to be that we did some media, some ‘04 media reservations in the sort of November-December timeframe.

Last year they got pushed into sort of late summer, early fall. This year we’re actually going through some ‘04 media up fronts in late spring and certainly they’re commencing in earnest all summer

So in traditional media as you may or may not know, the up front’s typically in the May timeframe and that’s been codified over many years. It’s interesting that our business is sort of formally creating an up front. It leads me to this belief that we’re going to have a lot of structured inflow of money over the next five years.

If you look at the Jupiter data for example, it will tell you that by the year [2000], $1.8 billion of automotive marketing money will be spent online making it the biggest category, the biggest online category by the way. You know, larger than financial services, travel, consumer package goods, and media.

So, you know, manufacturers understand a couple of things here. First they understand that 2/3 of the car buyers are here. And second, they understand that in order to drive their market share they have to drive their online share. Because mathematically Al, you can’t grow offline share today without having strong online presence.

Al Kaschalk:	Would that translate or we can extrapolate I guess that the $3 million in Q3 that you’re suggesting may have some upside?

Jeffrey Schwartz:	You know, I—the way we think about the advertising business is that it’s sort of a step function business. You know, we—as I said we were booking around $2 million a quarter last year, we kicked it up to about $3 million this quarter. You can expect that to continue and there might be some upside. But next year I think there’s some sizeable upside for next year.

Al Kaschalk:	Okay, thank you.

Operator:	Your next question comes from Robert Raede of Raede Capital Management.

Robert Raede:	Hi guys, just one quick follow-up. For modeling purposes for next year, should we be thinking about any kind of taxes at the California level for you guys?

Hoshi Printer:	Rob, there are taxes for California except I think we will also have to be balancing against — we have some R&D tax credits coming up, so I think we will be able to offset those. I’ll probably be able to tell you a little bit better in Q3.

Robert Raede:	Okay, great.

Hoshi Printer:	For modeling purposes I think we can hold off on that one for the time being.

Robert Raede:	Okay, great. Thanks a lot.

Jeffrey Schwartz:	Thanks Rob.

Operator:	Your next question comes from Jae Kim of Sandler Capital.

Jae Kim:	Hey guys. I’m sorry if somebody has already asked this, but I was kept on another call. Seasonality — I was going back over the past few years and I was just wondering what impact if any have you seen from, you know, the new model cars rolling out sometime late summer?

Jeffrey Schwartz:	Yeah, that’s typically a good quarter for us. Typically the slowest quarter for us is the fourth quarter because it includes the Thanksgiving to Christmas holiday season timeframe. But typically the third quarter is a strong quarter for us.

There’s a great number of new model launches. I think last year there were over 60 new model launches and I think over the next year we’re looking at probably over 80. So there’s going to be a tremendous amount of new product out there.

I’ve been to some of the auto shows. The product looks great. I think it will create a lot of buzz. And I think it, you know, it will create some excitement online.

Jae Kim:	And when you look at—for example, if one were to look at your site traffic between today and let’s say the end of the year and if there was a material increase in the number of lookers, if you will.

Is it fairly—when you look at the look to book ratio, does an increase in traffic lower your look to book ratio, or does it stay fairly constant that, you know, most people who are looking are fairly serious versus people who are just kind of like excuse the pun, but kicking the tires?

Jeffrey Schwartz:	Yeah, are you talking about—when you say look to book, are you talking about web site conversion or are you talking about sales conversion at the dealership?

Jae Kim:	Web site conversion.

Jeffrey Schwartz:	Yeah, you know, we’ve got this tuned in pretty well. You know, if you look at the web site conversion in the first quarter it was around 3% off of a much higher visitor base. Last quarter the web site conversion was up around 4%.

And what we’re able to do at least is hold the purchase requests constant even if the web site traffic, the overall Internet web site traffic goes down.

So what I would say is that we just launched a new web site. I encourage you all to go see it. It looks terrific. And preliminary estimates are that it is performing quite well for us from a web site conversion and a page view perspective. So I think we can—I think you can look to us to continue our online conversion Jae.

Jae Kim:	All right, cool. Thanks.

Jeffrey Schwartz:	Thank you.

Operator:	Once again, in order to ask a question, press star then the number 1 on your telephone keypad.

Jeffrey Schwartz:	Operator, any more questions out there?

Operator:	No sir, there are no questions at this time.

Jeffrey Schwartz:	Okay, terrific. Thank you all for participating in the call. We look forward to giving you updates. Thank you.

Operator:	This concludes today’s teleconference. You may now disconnect.